Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Jeffrey V. Pirone Antex Biologics Inc. (301) 590-0129 www.antexbiologics.com	Kim Brennen Root BioPort Corporation (517) 327-1543 www.bioport.com

ANTEX PLANS FOR REORGANIZATION UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY CODE

BioPort Corporation Now to Acquire Antex’s Assets under Pre-Arranged Filing

GAITHERSBURG, MD, March 27, 2003 — Antex Biologics Inc. (AMEX: ANX) today announced that it, along with its wholly-owned subsidiary Antex Pharma Inc., has filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Maryland Court District to facilitate the sale of its assets.

On March 17, 2003, Antex announced that it had entered into a non-binding letter of intent and a loan agreement with BioPort Corporation (“BioPort”), a privately held company headquartered in Lansing, Michigan. Pursuant to the non-binding letter of intent, BioPort would acquire all Antex’s assets. The loan agreement provided for BioPort’s discretionary funding of up to $1 million to support Antex’s operations prior to the completion of the acquisition. BioPort has advanced the Company approximately $300,000 to date under the loan agreement. The acquisition was contingent upon, among other conditions, (i) an agreement of Antex’s preferred stockholders to exchange their preferred stock for future royalties on two of Antex’s product candidates and (ii) the agreement of Antex’s trade creditors and note holders to settle their current claims at significant discounts.

Antex has notified BioPort that it has not been able to obtain the required agreements from its preferred stockholders and note holders. As a result, BioPort notified the Company that BioPort would not proceed with the proposed acquisition and would cease funding under the loan agreement. Therefore, the Company had no alternative but to file for bankruptcy protection in order to preserve its going concern value.

Antex currently anticipates filing a plan of reorganization with the Court in the near future. As a part of the plan of reorganization, Antex expects to enter into an agreement with BioPort under which Antex, subject to Court approval and higher and better bids, would sell substantially all its assets to BioPort. The proceeds from the sale would be distributed to satisfy the claims of its creditors. Remaining assets, if any, then would be distributed to the Company’s stockholders. BioPort also is proposing to provide certain post-petition “debtor-in-possession” financing to fund Antex’s operations until the expected reorganization is completed later this year.

Statements contained herein that relate to future events or results are forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “should,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects,” the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are only predictions. A number of factors could cause actual results to differ materially from those indicated by forward-looking statements. In evaluating forward-looking statements, you should consider: (i) the Company’s ability to fund its future operations; (ii) the Company’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iii) the Company’s ability to obtain required governmental approvals; (iv) the Company’s ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (v) the Company’s ability to develop and commercialize its products before its competitors.